Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES

SELL DOWN OF MALAYSIAN ASSETS

EL DORADO, Arkansas, September 30, 2014 – Murphy Oil Corporation (NYSE:MUR) announced today that its wholly owned subsidiaries, Murphy Sabah Oil Co., Ltd. and Murphy Sarawak Oil Co., Ltd. (collectively “Murphy”), have entered into an agreement with PT Pertamina Malaysia Eksplorasi Produksi (“Pertamina”) to sell 30% of Murphy’s Malaysian oil and gas assets for an aggregate sales price of $2.0 billion in an all cash transaction, subject to customary closing costs and adjustments for the period from effective date to closing.

The effective date of the transaction will be January 1, 2014 with closing expected to take place in two phases. The first phase is expected to be completed in the fourth quarter of 2014 and the second phase is expected to be completed by the first quarter of 2015. The transaction is subject to, among other things, the approval of Petroliam Nasional Berhad (“PETRONAS”).

Murphy looks forward to establishing a long-term partnership with Pertamina. Murphy will remain operator and continue to execute its development plans as well as grow through future exploration in both deep-water and shallow-water Malaysia.

Roger W. Jenkins, President and Chief Executive Officer, commented, “This transaction marks the value of the high-margin, long-term assets in our Malaysian business. We are excited to strengthen our partnership with Pertamina and look forward to working with them and our other partners in Malaysia.” Jenkins added, “We will continue to evaluate all aspects of our portfolio. This transaction allows us to re-deploy the proceeds through an individual or combination of strategic and financial initiatives such as increased drilling capital in the Eagle Ford Shale, acquisition opportunities, debt reduction and share repurchases.”

Tudor, Pickering, Holt & Co. served as exclusive financial advisor to Murphy on the transaction. Gibson, Dunn & Crutcher LLP acted as legal counsel to Murphy.

For further information contact Barry Jeffery at 870-864-6501.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of the events forecasted in this press release not to occur include, but are not limited to, a deterioration in the business or prospects of Murphy, adverse developments in Murphy’s markets, or adverse developments in the U.S. or global capital markets, credit markets or economies generally. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, uncontrollable natural hazards and a failure to execute currently contemplated dispositions on acceptable terms. For further discussion of risk factors, see both Murphy’s 2013 Annual Report on Form 10-K and Form 10-Q for the quarterly period ended June 30, 2014, on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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